Exhibit (d)(x)(C)

FORM OF INVESTMENT subADVISORY AGREEMENT

AGREEMENT made as of [●], 2019, between POLEN CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Investment Adviser”) and POLEN CAPITAL UK LLP, a limited liability partnership organized under the laws of England and Wales (the “Subadviser”), in respect of the Polen Global Emerging Markets Growth Fund, a series of FUNDVANTAGE TRUST, a Delaware statutory trust.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), and currently offers or proposes to offer shares representing interests in separate investment portfolios, including the Fund;

WHEREAS, the Investment Adviser provides certain investment advisory services to the Fund, pursuant to that certain Investment Advisory Agreement between the Investment Adviser and the Trust on behalf of the Fund, dated October 19, 2012 (the “Advisory Agreement”); and

WHEREAS, the Investment Adviser desires to delegate the provision of the services to the Fund to the Subadviser pursuant to Section 5 of the Advisory Agreement;

WHEREAS, the Board of Trustees of the Trust has approved this Agreement, and the Subadviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

SECTION 1. APPOINTMENT. The Investment Adviser hereby appoints the Subadviser to act as investment subadviser for the Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

SECTION 2. DELIVERY OF DOCUMENTS. The Trust or Investment Adviser has furnished or will furnish the Subadviser with copies of each of the following:

a. Resolutions of the Board of Trustees of the Trust authorizing the appointment of the Subadviser and the execution and delivery of this Agreement; and

b. Each prospectus and statement of additional information relating to any class of Shares representing interests in the Fund in effect under the Securities Act of 1933 (such prospectus and statement of additional information, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the “Prospectus” and “SAI,” respectively).

The Trust or Investment Adviser will furnish the Subadviser from time to time with copies of all amendments of or supplements to the foregoing, if any. In addition all copies of the resolutions of the Board of Trustees or amendments or supplements thereof will, upon the Investment Adviser’s request, be properly certified or authenticated.

In addition to the foregoing, the Trust or Investment Adviser will also provide the Subadviser with copies of the Trust’s Agreement and Declaration of Trust and By-Laws, and any registration statement or service contracts related to the Fund, and will promptly furnish the Investment Adviser with any amendments of or supplements to such documents.

SECTION 3. MANAGEMENT. Subject to the supervision of the Board of Trustees of the Trust and the Investment Adviser, the Subadviser will provide for the management of the Fund including (i) the provision of a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund, (ii) the determination from time to time of what securities and other investments will be purchased, retained, or sold for the Fund, and (iii) subject to Section 4, the placement from time to time of orders for all purchases and sales made for the Fund. The Subadviser will provide the services rendered by it hereunder in accordance with the Fund’s investment objectives, restrictions and policies as stated in the applicable Prospectus and Statement of Additional Information, provided that the Subadviser has notice or knowledge of any changes by the Board of Trustees to such investment objectives, restrictions or policies. The Subadviser further agrees that it will render to the Board of Trustees such periodic and special reports regarding the performance of its duties under this Agreement as the Board may reasonably request. The Subadviser agrees to provide to the Trust (or its agents and service providers) prompt and accurate data with respect to the Fund’s transactions and, where not otherwise available, the daily valuation of securities in the Fund.

SECTION 4. BROKERAGE. To the extent that the Adviser and Subadviser agree that the Subadviser shall be responsible for effecting the purchase and sale of securities, subject to the Subadviser’s obligation to obtain best execution, the Subadviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities. When the Subadviser places orders for the purchase or sale of securities for the Fund, in selecting brokers or dealers to execute such orders, the Subadviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Fund and, potentially, the Subadviser’s other clients, directly or indirectly. Without limiting the generality of the foregoing, the Subadviser is authorized to cause the Fund to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Fund or who otherwise provide brokerage and research services utilized by the Subadviser, provided that the Subadviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Subadviser’s overall responsibilities with respect to accounts as to which the Subadviser exercises investment discretion. The Subadviser may aggregate securities orders so long as the Subadviser adheres to a policy of allocating investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other clients. In no instance will the Fund’s securities be purchased from or sold to the Trust’s principal underwriter, the Investment Adviser, Subadviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.

The Subadviser shall report to the Board of Trustees of the Trust at least quarterly with respect to brokerage transactions that were entered into by the Subadviser, pursuant to the foregoing paragraph, and shall certify to the Board that the commissions paid were reasonable in terms either of that transaction or the overall responsibilities of the Subadviser to the Fund and the Subadviser’s other clients, that the total commissions paid by the Fund were reasonable in relation to the benefits to the Fund, and potentially, the Subadviser’s other clients, over the long term. Further, the Subadviser will disclose to the Board of Trustees: (i) all material new or amended arrangements it may have with regard to the Fund’ securities transactions, (ii) the utilization of “soft dollar commissions” by the Fund and the Subadviser with respect to the Fund, and (iii) such other matters as the Board of Trustees may reasonably request.

SECTION 5. CONFORMITY WITH LAW; CONFIDENTIALITY. The Subadviser further agrees that it will comply with all applicable rules and regulations of all regulatory agencies having jurisdiction over the Subadviser, including those in the United States and United Kingdom, in the performance of its duties hereunder. The Subadviser will treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Where the Subadviser may be exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Trust, the Subadviser may comply with such request prior to obtaining the Trust’s written approval, provided that the Subadviser has taken reasonable steps to promptly notify the Trust, in writing, upon receipt of the request.

SECTION 6. SERVICES NOT EXCLUSIVE. The Subadviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Subadviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund or the Trust.

Nothing in this Agreement shall limit or restrict the Subadviser or any of its partners, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Investment Adviser and Trust acknowledge that the Subadviser and its partners, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Fund. The Subadviser shall have no obligation to acquire for the Fund a position in any investment which the Investment Adviser, its partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Subadviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

The Subadviser agrees that this Section does not constitute a waiver by the Trust or the Investment Adviser of the obligations imposed upon the Subadviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Trust or the Investment Adviser of the obligations imposed upon the Subadviser under Section 206 of the Investment Advisers Act of 1940, as amended, and the rules thereunder. Further, the Subadviser agrees that this does not constitute a waiver by the Trust of the fiduciary obligation of the Subadviser arising under federal or state law, including Section 36 of the 1940 Act. The Subadviser agrees that this Section 7 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

SECTION 7. BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Subadviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Subadviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records in the Subadviser possession required to be maintained by Rule 3la-1 under the 1940 Act.

SECTION 8. EXPENSES. During the term of this Agreement, the Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Fund shall bear all of its own expenses not specifically assumed by the Subadviser. Expenses borne by the Fund shall include, but are not limited to, the following (or the Fund’s share of the following): (a) the cost (including brokerage commissions) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Fund by the Subadviser; (c) filing fees and expenses relating to the registration and qualification of the Trust and the Fund’s shares under federal and/or state securities laws and maintaining such registrations and qualifications; (d) fees and salaries payable to the Trust’s trustees and officers; (e) taxes (including any income or franchise taxes) and governmental fees; (f) costs of any liability and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or the Fund for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the independent trustees; (i) charges of custodians and other agents; (j) expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy material that are not attributable to a class; (k) costs of mailing prospectuses, statements of additional information and supplements thereto to existing shareholders, as well as reports to shareholders and proxy material that are not attributable to a class; (1) any extraordinary expenses; (m) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (n) costs of mailing and tabulating proxies and costs of shareholders’ and trustees’ meetings; (o) costs of independent pricing services to value a portfolio’s securities; and (p) the costs of investment company literature and other publications provided by the Trust to its trustees and officers. Distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Trust are allocated to such class.

SECTION 9. VOTING. The Subadviser shall have the authority to vote as agent for the Trust, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Fund’s assets may be invested from time to time, subject to such policies and procedures as the Board of Trustees of the Trust may adopt from time to time.

SECTION 10. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement with respect to the Fund, the Investment Adviser will pay the Subadviser and the Subadviser will accept as full compensation therefore a fee, at an annual rate as may be agreed upon by the Investment Adviser and Subadviser.

SECTION 11. LIMITATION OF LIABILITY. The Subadviser shall not be liable for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Subadviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Fund will indemnify the Subadviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Subadviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Subadviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Subadviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Trust who are neither “interested persons” of the Trust nor parties to the proceeding (“disinterested non-party trustees”) or (b) an independent legal counsel in a written opinion. The Subadviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Delaware Statutory Trust Act. The Subadviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Subadviser shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Subadviser will ultimately be found to be entitled to indemnification. Any amounts payable by the Fund under this Section shall be satisfied only against the assets of the Fund and not against the assets of any other investment portfolio of the Trust.

The limitations on liability and indemnification provisions of this Section shall not be applicable to any losses, claims, damages, liabilities or expenses arising from the Subadviser’s rights to the Fund’s name. The Subadviser shall indemnify and hold harmless the Trust and the Fund for any claims arising from the use of the terms “Polen Capital Management, LLC,” “Polen Capital UK LLP,” “Polen Capital” or “Polen” in the name of the Fund.

SECTION 12. DURATION AND TERMINATION. This Agreement shall become effective and continue for an initial two year period as of the date first above written unless sooner terminated as provided herein. Thereafter, if not terminated, this Agreement shall continue for successive annual periods, PROVIDED such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; PROVIDED, HOWEVER, that this Agreement may be terminated with respect to the Fund by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, on 60 days’ prior written notice to the Subadviser, or by the Subadviser at any time, without payment of any penalty, on 90 days’ prior written notice to the Trust. This Agreement will immediately terminate in the event of its assignment or upon termination of the Advisory Agreement.

In the event the Investment Adviser recommends to the Board that the Fund reorganize, merge or enter into a business combination transaction with another registered investment company, the Trust will approve such reorganization, merger or other business combination transaction so long as such transaction is determined by the Board of Trustees, in a manner consistent with all applicable law and in the exercise of its fiduciary duty, to be in the best interests of the Fund and its shareholders.

SECTION 13. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Fund shall be effective, to the extent required by the 1940 Act, until the applicable shareholders of the Fund approve such amendment in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

SECTION 14. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

SECTION 15. DEFINITIONS. As used in this Agreement, the terms “affiliated person,” “assignment,” “interested person,” “majority of the outstanding voting securities” and “principal underwriter” shall have the same meaning as such terms have in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

SECTION 16. NOTICE. All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

If to the Investment Adviser:

Polen Capital Management, LLC

Attn: Stan Moss, CEO

1825 NW Corporate Blvd., Suite 300

Boca Raton, FL 33431

If to the Subadviser:

First Floor, Templeback

10 Temple Back

Bristol BS1 6FL

United Kingdom

If to the Trust:

FundVantage Trust
Attn: Joel Weiss, President
301 Bellevue Parkway
Wilmington, DE 19809

With copy to:

Joseph V. Del Raso, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the third (3rd) business day after the date of mailing thereof.

SECTION 17. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

SECTION 18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

POLEN CAPITAL MANAGEMENT, LLC

By: _______________________________
Name: Stan Moss
Title: Authorized Representative

POLEN CAPITAL UK LLP

By: Polen Capital Management, LLC, its managing member

By: ____________________________
Name: Stan Moss
Title: Authorized Representative

FUNDVANTAGE TRUST

By: _______________________________
Name: Joel Weiss
Title: President and CEO